Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE
For Immediate Release

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS

WARSAW, N.Y., January 30, 2020 – Financial Institutions, Inc. (Nasdaq:FISI) (the “Company”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the fourth quarter and year ended December 31, 2019.

Results for the Quarter

•

Net income was $13.1 million compared to $7.5 million in 2018. After preferred dividends, net income available to common shareholders was $12.7 million, or $0.79 per diluted share, compared to $7.1 million, or $0.45 per diluted share, in 2018.

•

Results for the fourth quarter of 2019 were positively impacted by a reduction in income tax expense of approximately $2.7 million for federal and state tax benefits related to tax credit investments placed in service during the quarter. These tax credit investments also generated a net loss of $528 thousand, recorded in noninterest income, reducing the net positive impact in the quarter to $2.2 million. Results for the fourth quarter of 2018 were negatively impacted by a $2.4 million non-cash goodwill impairment charge related to the Company’s insurance subsidiary and $667 thousand of non-recurring expense incurred in connection with employee retirements and severance.

•	Pre-tax pre-provision income(1) was $16.1 million compared to $13.6 million in 2018.

Results for the Year

•

Net income was $48.9 million compared to $39.5 million in 2018. After preferred dividends, net income available to common shareholders was $47.4 million, or $2.96 per diluted share, compared to $38.1 million, or $2.39 per diluted share, in 2018.

•

Results for 2019 were positively impacted by $2.2 million due to the tax credit investments described above and negatively impacted by approximately $600 thousand of income tax expense recognized in the third quarter related to an adjustment to a provisional amount recorded in 2017. Results for 2018 were negatively impacted by the $2.4 million non-cash goodwill impairment charge described above and approximately $1.7 million of expenses related to employee retirements and severance, higher contingent incentive compensation related to our wealth management subsidiary and the payment of one-time awards to employees not covered by certain incentive programs.

•	Pre-tax pre-provision income was $67.5 million compared to $58.5 million in 2018.

Fourth Quarter Highlights (as compared to fourth quarter 2018 unless otherwise noted):

•	Diluted earnings per share of $0.79 was $0.34, or 75.6%, higher than 2018
•	Pre-tax pre-provision income increased $2.5 million to $16.1 million
•	Net interest margin (“NIM”) expanded to 3.33% from 3.21%
•	Return on average assets (“ROA”) increased to 1.21% from 0.70%
•	Common equity to assets ratio at quarter-end was 9.62% ‒ an increase of four basis points during the quarter and an increase of 83 basis points from December 31, 2018
•	Tangible common equity to tangible assets(1), or TCE ratio, was 8.05% at quarter-end ‒ an increase of six basis points during the quarter and an increase of 90 basis points from December 31, 2018
•	Strategy to downscale the consumer indirect portfolio continued
‒	Portfolio decreased 7.6% from December 31, 2018
‒	Portfolio comprised 26.4% of total loan portfolio at December 31, 2019, compared to 29.8% at December 31, 2018

President and Chief Executive Officer Martin K. Birmingham stated, “We are pleased to report strong results in the fourth quarter, capping a solid year of performance for the Company. 2019 was a year of accomplishment with record-breaking net income and strengthening capital ratios. Our efforts to reposition the balance sheet through the rotation of securities into loans and reducing the size of our consumer indirect portfolio were successful and contributed to improved profitability. We also continued to invest in our customers, communities and associates. Community engagement was highlighted by volunteer activities, financial investments and product offerings, including the expansion of our program to provide debt and equity financing for affordable and special needs housing in our markets.

“We also took steps to position our organization for the future and look forward to the 2020 launch of two new major initiatives. The first relates to the execution of our enterprise standardization program. We have been working with proven advisers who specialize in implementing standardization-based improvements and have identified opportunities to improve Company operations, deliver enhanced customer experience, and improve operational efficiency while enhancing customer and employee experiences.

“The second is Five Star Bank Digital Banking. We are proud of our commitment to provide education, advice and solutions to improve our customers' financial well-being, and we believe this new platform will allow us to significantly improve the user experience across all devices and offer many new features. This is an important step in the development of our omni channel distribution platform, enhancing capabilities across retail and commercial loan, deposit and cash management services.”

Chief Financial Officer Justin K. Bigham added, “We generated positive operating leverage in the quarter and for the year. NIM was 3.33% for the quarter, an increase of four basis points from the linked quarter. This expansion was primarily the result of the Company’s balance sheet repositioning, as loans became a higher percentage of earning assets, combined with the impact of commercial prepayments received during the quarter. The TCE ratio also increased by six basis points in the quarter, from 7.99% to 8.05%.”

Net Interest Income and Net Interest Margin

Net interest income was $33.2 million for the quarter, $690 thousand higher than the third quarter of 2019 and $1.1 million higher than the fourth quarter of 2018.

•

Average interest-earning assets for the quarter were $3.99 billion, $34.8 million higher than the third quarter of 2019, primarily due to organic loan growth. Average interest-earning assets are relatively unchanged from the fourth quarter of 2018 because commercial business, commercial mortgage and residential real estate loan growth was offset by lower investment securities and consumer indirect loan portfolios as a result of the Company’s balance sheet repositioning strategy.

•

Fourth quarter 2019 NIM was 3.33%, four basis points higher than the third quarter of 2019 and twelve basis points higher than the fourth quarter of 2018. NIM was positively impacted by the repositioning of the Company’s balance sheet. We benefitted from a change in interest-earning asset mix as loans became a larger percentage of the overall earning asset portfolio.

Net interest income was $129.9 million for the year, $7.0 million higher than 2018. The increase was the result of an $81.9 million, or 2.1%, increase in average interest-earnings assets for the year combined with a ten basis point increase in NIM, to 3.28% from 3.18%.

Noninterest Income

Noninterest income was $9.7 million for the quarter compared to $12.4 million in the third quarter of 2019 and $9.3 million in the fourth quarter of 2018.

•	Insurance income was $558 thousand lower than the third quarter of 2019 and $131 thousand lower than the fourth quarter of 2018 primarily due to the loss of commercial accounts.
•

Income from derivative instruments, net was $1.3 million in the fourth quarter of 2019 compared to $890 thousand in the third quarter of 2019 and $289 thousand in the fourth quarter of 2018. Higher fourth quarter 2019 income was driven by an increase in the number and value of interest rate swap transactions executed.

•

A net loss on investment securities of $44 thousand was recognized in the quarter compared to a net gain of $1.6 million in the third quarter of 2019 and a net loss of $39 thousand in the fourth quarter of 2018. The Company took advantage of a market opportunity in the third quarter and sold $65 million of investment securities. Proceeds of $65 million were reinvested in investment securities with intermediate durations.

•

A net loss on tax credit investments of $528 thousand was recognized in the quarter related to the tax credit investments described above. This loss includes the amortization of the tax credit investments, partially offset by New York investment tax credits that are refundable and recorded in noninterest income.

Noninterest income was $40.4 million for the year, $3.9 million higher than 2018.

•	ATM and debit card charges of $6.8 million were $627 thousand higher than 2018, primarily due to an increase in consumer debit card activity.
•

Investment advisory fees were $1.1 million higher than 2018. The increase was the result of the combination of strong equity market returns domestically and internationally, the full year impact of the June 1, 2018 acquisition of HNP Capital and new business development.

•

Income from investments in limited partnerships of $352 thousand was $851 thousand lower than 2018. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

•	Income from derivative instruments, net was $1.3 million higher in 2019 due to an increase in interest rate swap transactions.
•	Net gain on investment securities was $1.7 million in 2019 compared to a net loss of $127 thousand in 2018 as a result of the sale of securities previously described.

Noninterest Expense

Noninterest expense was $26.8 million in the quarter compared to $25.9 million in the third quarter of 2019 and $27.8 million in the fourth quarter of 2018.

•

Professional services expense of $1.8 million was $278 thousand higher than the third quarter of 2019 and $1.0 million higher than the fourth quarter of 2018. The increase was primarily related to the timing of fees for consulting and advisory projects. Expenses related to the Company’s future improvements initiative totaled $510 thousand in the fourth quarter of 2019 and $298 thousand in the third quarter of 2019, with no expenses incurred in the fourth quarter of 2018.

•

FDIC assessments were zero in the quarter compared to $7 thousand in the third quarter of 2019 and $489 thousand in the fourth quarter of 2018. In 2018, the FDIC minimum reserve ratio of 1.35% of estimated insured deposits was exceeded, resulting in credits to institutions for assessments that contributed to growth in the reserve ratio. Credits are applicable to regular assessments for quarters in which the reserve ratio is at least 1.38%. The Bank received credits against its regular assessment of $439 thousand and $482 thousand in the fourth and third quarters of 2019, respectively. A credit of $70 thousand is available for future periods.

•

Advertising and promotions expense of $1.2 million was $481 thousand higher than the third quarter of 2019 and $291 thousand higher than the fourth quarter of 2018 as a result of the timing of expenses related to the Five Star Bank branding campaign.

•	A $2.4 million non-cash goodwill impairment charge related to the acquisition of SDN was recognized in the fourth quarter of 2018. No impairment charges were recognized in 2019.

Noninterest expense was $102.8 million for the year, $2.0 million higher than 2018.

•

Salaries and employee benefits expense totaled $56.3 million in 2019, $1.7 million higher than 2018. The increase was primarily attributable to higher salaries, incentives and pension expense, partially offset by a decrease in severance payments.

•

Professional services expense of $5.4 million was $1.5 million higher than the previous year, primarily as a result of fees for consulting and advisory projects previously described. Expenses related to the future improvements initiative totaled $1.0 million in 2019.

•	FDIC assessments for the year were $970 thousand lower than 2018 due to the credits previously described.

Income Taxes

Income tax expense was $312 thousand for the quarter compared to $4.3 million for the third quarter of 2019 and $2.2 million for the fourth quarter of 2018. The following factors impacted expense:

•

During the fourth quarter of 2019, the Company recognized federal and state tax benefits related to tax credit investments placed in service during the quarter, resulting in an income tax expense reduction of approximately $2.7 million.

•

During the third quarter of 2019, the Company made an adjustment to the provisional amount included in its consolidated financial statements for the year ended December 31, 2017, resulting in expense of approximately $600 thousand.

The effective tax rate was 2.3% for the fourth quarter compared to 25.0% for the third quarter of 2019 and 22.7% for the fourth quarter of 2018. In addition to the factors described above, the Company’s effective tax rates differ from statutory rates primarily because of interest income from tax-exempt securities and earnings on company owned life insurance.

Income tax expense was $10.6 million for the year, $553 thousand higher than 2018. The effective tax rate for 2019 was 17.8% compared to 20.2% for 2018.

Balance Sheet and Capital Management

Total assets were $4.38 billion at December 31, 2019, up $51.4 million from September 30, 2019, and up $72.5 million from December 31, 2018.

Investment securities were $776.9 million at December 31, 2019, relatively unchanged from September 30, 2019, and down $115.3 million from December 31, 2018. The decrease from year-end 2018 was primarily the result of the redeployment of assets from investment securities into loans to improve the earning asset mix.

Total loans were $3.22 billion at December 31, 2019, up $64.6 million, or 2.0%, from September 30, 2019, and up $134.4 million, or 4.4%, from December 31, 2018.

•	Commercial business loans totaled $572.0 million, down $2.4 million, or 0.4%, from September 30, 2019, and up $14.2 million, or 2.5%, from December 31, 2018.
•	Commercial mortgage loans totaled $1.11 billion, up $70.8 million, or 6.8%, from September 30, 2019, and up $148.1 million, or 15.5%, from December 31, 2018.
•	Residential real estate loans totaled $572.4 million, up $13.7 million, or 2.5%, from September 30, 2019, and up $48.2 million, or 9.2%, from December 31, 2018.
•	Consumer indirect loans totaled $850.1 million, down $13.6 million, or 1.6%, from September 30, 2019, and down $69.9 million, or 7.6%, from December 31, 2018.

Total deposits were $3.56 billion at December 31, 2019, $30.5 million lower than September 30, 2019, and $188.8 million higher than December 31, 2018. The decrease from September 30, 2019, was primarily due to public deposit seasonality, partially offset by growth in the brokered deposit portfolio. Deposit growth from December 31, 2018, was driven by growth in the non-public (excluding certificates of deposits), public, brokered and reciprocal deposit portfolios. Public deposit balances represented 24% of total deposits at December 31, 2019, compared to 28% of total deposits at September 30, 2019, and 25% at December 31, 2018.

Short-term borrowings were $275.5 million at December 31, 2019, an increase of $64.1 million from September 30, 2019, and a decrease of $194.0 million from December 31, 2018. Short-term borrowings are typically utilized to manage the seasonality of public deposits.

Shareholders’ equity was $438.9 million at December 31, 2019, compared to $432.6 million at September 30, 2019, and $396.3 million at December 31, 2018. Common book value per share was $26.35 at December 31, 2019, an increase of $0.39 or 1.5% from $25.96 at September 30, 2019, and an increase of $2.56 or 10.8% from $23.79 at December 31, 2018. Tangible common book value per share(1) was $21.66 at December 31, 2019, an increase of $0.40 or 1.9% from $21.26 at September 30, 2019, and an increase of $2.65 or 13.9% from $19.01 at December 31, 2018.

During the fourth quarter of 2019, the Company declared a common stock dividend of $0.25 per common share. The dividend returned 31% of fourth quarter net income to common shareholders.

The Company’s regulatory capital ratios at December 31, 2019, compared to the prior quarter and prior year:

•	Leverage Ratio was 9.00%, compared to 8.86% and 8.16% at September 30, 2019, and December 31, 2018, respectively.
•	Common Equity Tier 1 Capital Ratio was 10.31%, compared to 10.06% and 9.70% at September 30, 2019, and December 31, 2018, respectively.
•	Tier 1 Capital Ratio was 10.80%, compared to 10.55% and 10.21% at September 30, 2019, and December 31, 2018, respectively.
•	Total Risk-Based Capital Ratio was 12.77%, compared to 12.57% and 12.38% at September 30, 2019, and December 31, 2018, respectively.

Credit Quality

Non-performing loans were $8.6 million at December 31, 2019, compared to $9.8 million at September 30, 2019, and $7.1 million at December 31, 2018.

The quarterly provision for loan losses was $2.7 million compared to $1.8 million in the third quarter of 2019 and $3.9 million in the fourth quarter of 2018. Quarterly provision for loan losses varies based primarily on loan growth, charge-offs, collateral values and qualitative factors.

Net charge-offs were $3.8 million in the quarter, $771 thousand lower than the third quarter of 2019 and $86 thousand lower than the fourth quarter of 2018. The ratio of annualized net charge-offs to total average loans was 0.48% in the quarter, 0.58% in the third quarter of 2019 and 0.51% in the fourth quarter of 2018.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. The total non-performing loans to total loans ratio was 0.27% at December 31, 2019, compared to 0.31% at September 30, 2019 and 0.23% at December 31, 2018. The ratio of allowance for loan losses to non-performing loans was 353% at December 31, 2019, compared to 324% at September 30, 2019, and 475% at December 31, 2018.

Conference Call

The Company will host an earnings conference call and audio webcast on January 31, 2020, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and Justin K. Bigham, Chief Financial Officer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-346-9290 and requesting the Financial Institutions, Inc. call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate SDN, Courier Capital, HNP Capital and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

*****

For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

585-627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2019				2018
	December 31,	September 30,	June 30,	March 31,	December 31,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$112,947	$136,815	$108,988	$79,786	$102,755
Investment securities:
Available for sale	417,917	395,441	406,509	427,545	445,677
Held-to-maturity	359,000	386,305	398,610	438,984	446,581
Total investment securities	776,917	781,746	805,119	866,529	892,258
Loans held for sale	4,224	6,398	2,045	2,069	2,868
Loans:
Commercial business	572,040	574,455	594,923	553,745	557,861
Commercial mortgage	1,106,283	1,035,450	1,010,071	993,259	958,194
Residential real estate loans	572,350	558,656	546,031	534,691	524,155
Residential real estate lines	104,118	107,615	108,006	108,623	109,718
Consumer indirect	850,052	863,614	876,116	902,762	919,917
Other consumer	16,144	16,630	16,537	16,099	16,753
Total loans	3,220,987	3,156,420	3,151,684	3,109,179	3,086,598
Allowance for loan losses	30,482	31,668	34,434	33,327	33,914
Total loans, net	3,190,505	3,124,752	3,117,250	3,075,852	3,052,684
Total interest-earning assets	4,058,107	3,979,493	4,007,797	4,009,496	4,031,151
Goodwill and other intangible assets, net	74,923	75,225	75,534	75,850	76,173
Total assets	4,384,178	4,332,737	4,313,945	4,302,541	4,311,698
Deposits:
Noninterest-bearing demand	707,752	755,296	719,150	732,631	755,460
Interest-bearing demand	627,842	707,153	677,846	707,430	622,482
Savings and money market	1,039,892	1,011,873	966,509	1,016,666	968,897
Time deposits	1,180,189	1,111,892	1,108,484	1,052,110	1,020,068
Total deposits	3,555,675	3,586,214	3,471,989	3,508,837	3,366,907
Short-term borrowings	275,500	211,400	308,500	287,300	469,500
Long-term borrowings, net	39,273	39,255	39,237	39,220	39,202
Total interest-bearing liabilities	3,162,696	3,081,573	3,100,576	3,102,726	3,120,149
Shareholders’ equity	438,947	432,617	422,354	408,253	396,293
Common shareholders’ equity	421,619	415,289	405,026	390,925	378,965
Tangible common equity (1)	346,696	340,064	329,492	315,075	302,792
Accumulated other comprehensive loss	$(14,513)	$(11,734)	$(13,160)	$(18,554)	$(21,281)

Common shares outstanding	16,003	15,997	15,995	15,941	15,929
Treasury shares	97	103	105	115	127
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	9.00%	8.86%	8.55%	8.36%	8.16%
Common equity Tier 1 capital ratio	10.31%	10.06%	9.95%	9.87%	9.70%
Tier 1 capital ratio	10.80%	10.55%	10.45%	10.37%	10.21%
Total risk-based capital ratio	12.77%	12.57%	12.57%	12.50%	12.38%
Common equity to assets	9.62%	9.58%	9.39%	9.09%	8.79%
Tangible common equity to tangible assets (1)	8.05%	7.99%	7.77%	7.45%	7.15%

Common book value per share	$26.35	$25.96	$25.32	$24.52	$23.79
Tangible common book value per share (1)	$21.66	$21.26	$20.60	$19.77	$19.01

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Year Ended		2019				2018
	December 31,		Fourth	Third	Second	First	Fourth
	2019	2018	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$168,800	$152,732	$42,179	$42,459	$42,648	$41,514	$41,125
Interest expense	38,888	29,868	9,006	9,976	10,184	9,722	9,096
Net interest income	129,912	122,864	33,173	32,483	32,464	31,792	32,029
Provision for loan losses	8,044	8,934	2,653	1,844	2,354	1,193	3,884
Net interest income after provision for loan losses	121,868	113,930	30,520	30,639	30,110	30,599	28,145
Noninterest income:
Service charges on deposits	7,241	7,120	1,880	1,925	1,756	1,680	1,866
Insurance income	4,570	4,930	881	1,439	872	1,378	1,012
ATM and debit card	6,779	6,152	1,796	1,801	1,739	1,443	1,643
Investment advisory	9,187	8,123	2,375	2,269	2,327	2,216	2,189
Company owned life insurance	1,758	1,793	465	459	424	410	460
Investments in limited partnerships	352	1,203	(140)	116	144	232	184
Loan servicing	432	441	116	102	104	110	122
Income (loss) from derivative
instruments, net	2,274	972	1,261	890	(45)	168	289
Net gain on sale of loans held for sale	1,352	796	324	439	407	182	266
Net (loss) gain on investment securities	1,677	(127)	(44)	1,608	166	(53)	(39)
Net gain (loss) on other assets	29	50	(27)	(2)	9	49	1
Net loss on tax credit investments	(528)	-	(528)	-	-	-	-
Other	5,258	5,025	1,308	1,315	1,330	1,305	1,355
Total noninterest income	40,381	36,478	9,667	12,361	9,233	9,120	9,348
Noninterest expense:
Salaries and employee benefits	56,330	54,643	14,669	14,411	13,249	14,001	14,373
Occupancy and equipment	18,266	17,338	4,704	4,650	4,326	4,586	4,427
Professional services	5,424	3,912	1,806	1,528	932	1,158	780
Computer and data processing	5,269	5,122	1,318	1,378	1,350	1,223	1,238
Supplies and postage	2,036	2,032	482	522	498	534	487
FDIC assessments	1,005	1,975	-	7	486	512	489
Advertising and promotions	3,577	3,582	1,226	745	1,086	520	935
Amortization of intangibles	1,250	1,257	302	309	316	323	330
Goodwill impairment	-	2,350	-	-	-	-	2,350
Other	9,671	8,665	2,261	2,336	2,760	2,314	2,394
Total noninterest expense	102,828	100,876	26,768	25,886	25,003	25,171	27,803
Income before income taxes	59,421	49,532	13,419	17,114	14,340	14,548	9,690
Income tax expense	10,559	10,006	312	4,281	2,939	3,027	2,199
Net income	48,862	39,526	13,107	12,833	11,401	11,521	7,491
Preferred stock dividends	1,461	1,461	365	365	366	365	365
Net income available to common
shareholders	$47,401	$38,065	$12,742	$12,468	$11,035	$11,156	$7,126
FINANCIAL RATIOS:
Earnings per share – basic	$2.97	$2.39	$0.80	$0.78	$0.69	$0.70	$0.45
Earnings per share – diluted	$2.96	$2.39	$0.79	$0.78	$0.69	$0.70	$0.45
Cash dividends declared on common stock	$1.00	$0.96	$0.25	$0.25	$0.25	$0.25	$0.24
Common dividend payout ratio	33.67%	40.17%	31.25%	32.05%	36.23%	35.71%	53.33%
Dividend yield (annualized)	3.12%	3.74%	3.09%	3.29%	3.44%	3.73%	3.70%
Return on average assets	1.14%	0.95%	1.21%	1.19%	1.06%	1.09%	0.70%
Return on average equity	11.61%	10.18%	11.88%	11.86%	11.01%	11.65%	7.50%
Return on average common equity	11.74%	10.26%	12.02%	12.00%	11.12%	11.79%	7.46%
Return on average tangible common
equity (1)	14.45%	12.95%	14.64%	14.69%	13.73%	14.71%	9.40%
Efficiency ratio (2)	60.59%	62.73%	62.05%	59.52%	59.79%	60.99%	66.64%
Effective tax rate	17.8%	20.2%	2.3%	25.0%	20.5%	20.8%	22.7%

(1)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(2)

The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Year Ended		2019				2018
	December 31,		Fourth	Third	Second	First	Fourth
	2019	2018	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$22,023	$24,906	$32,494	$19,370	$18,145	$17,955	$25,411
Investment securities (1)	822,744	984,553	774,520	785,595	845,624	886,878	937,907
Loans:
Commercial business	569,941	498,552	567,998	586,293	577,884	547,182	539,622
Commercial mortgage	1,021,220	876,484	1,073,527	1,021,931	1,010,544	977,818	944,476
Residential real estate loans	547,505	492,165	566,256	553,382	540,390	529,522	515,539
Residential real estate lines	107,654	112,872	106,011	107,290	107,826	109,529	110,236
Consumer indirect	882,056	901,066	856,823	868,927	891,967	911,252	914,636
Other consumer	16,047	16,682	16,100	16,141	15,721	16,226	16,671
Total loans	3,144,423	2,897,821	3,186,715	3,153,964	3,144,332	3,091,529	3,041,180
Total interest-earning assets	3,989,190	3,907,280	3,993,729	3,958,929	4,008,101	3,996,362	4,004,498
Goodwill and other intangible assets, net	75,557	76,990	75,093	75,401	75,711	76,033	78,314
Total assets	4,285,825	4,171,972	4,299,342	4,260,810	4,300,254	4,282,991	4,268,809
Interest-bearing liabilities:
Interest-bearing demand	655,534	665,255	660,738	632,540	660,747	668,448	669,491
Savings and money market	983,447	1,008,665	1,014,434	956,410	996,878	965,829	1,011,427
Time deposits	1,098,440	936,157	1,120,823	1,099,212	1,096,544	1,076,687	1,032,632
Short-term borrowings	309,893	394,679	241,557	328,952	323,461	346,546	355,439
Long-term borrowings, net	39,235	39,165	39,262	39,244	39,227	39,209	39,191
Total interest-bearing liabilities	3,086,549	3,043,921	3,076,814	3,056,358	3,116,857	3,096,719	3,108,180
Noninterest-bearing demand deposits	721,133	713,152	725,590	717,473	714,205	727,321	733,717
Total deposits	3,458,554	3,323,229	3,521,585	3,405,635	3,468,374	3,438,285	3,447,267
Total liabilities	3,864,808	3,783,621	3,861,542	3,831,409	3,884,843	3,882,033	3,872,545
Shareholders’ equity	421,017	388,351	437,800	429,401	415,411	400,958	396,264
Common equity	403,689	371,023	420,472	412,073	398,083	383,630	378,936
Tangible common equity (2)	$328,132	$294,033	$345,379	$336,672	$322,372	$307,597	$300,622
Common shares outstanding:
Basic	15,972	15,910	15,995	15,991	15,970	15,930	15,922
Diluted	16,031	15,956	16,072	16,056	16,015	15,978	15,971
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	2.39%	2.33%	2.40%	2.40%	2.38%	2.37%	2.33%
Loans	4.77%	4.51%	4.70%	4.77%	4.82%	4.77%	4.68%
Total interest-earning assets	4.26%	3.94%	4.22%	4.29%	4.29%	4.23%	4.11%
Interest-bearing demand	0.21%	0.16%	0.21%	0.22%	0.21%	0.20%	0.20%
Savings and money market	0.44%	0.29%	0.48%	0.44%	0.44%	0.41%	0.38%
Time deposits	2.07%	1.61%	1.94%	2.12%	2.17%	2.06%	1.88%
Short-term borrowings	2.56%	2.11%	2.21%	2.51%	2.71%	2.70%	2.56%
Long-term borrowings, net	6.30%	6.31%	6.29%	6.30%	6.30%	6.30%	6.30%
Total interest-bearing liabilities	1.26%	0.98%	1.16%	1.30%	1.31%	1.27%	1.16%
Net interest rate spread	3.00%	2.96%	3.06%	2.99%	2.98%	2.96%	2.95%
Net interest margin	3.28%	3.18%	3.33%	3.29%	3.28%	3.24%	3.21%

(1)	Includes investment securities at adjusted amortized cost.
(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Year Ended		2019				2018
	December 31,		Fourth	Third	Second	First	Fourth
	2019	2018	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$33,914	$34,672	$31,668	$34,434	$33,327	$33,914	$33,955
Net loan charge-offs (recoveries):
Commercial business	1,989	1,810	1,942	10	10	27	1,135
Commercial mortgage	2,980	1,007	-	2,994	3	(17)	901
Residential real estate loans	297	(64)	156	40	76	25	23
Residential real estate lines	7	122	3	7	(1)	(2)	15
Consumer indirect	5,420	5,826	1,523	1,317	1,022	1,558	1,599
Other consumer	783	991	215	242	137	189	252
Total net charge-offs	11,476	9,692	3,839	4,610	1,247	1,780	3,925
Provision for loan losses	8,044	8,934	2,653	1,844	2,354	1,193	3,884
Ending balance	$30,482	$33,914	$30,482	$31,668	$34,434	$33,327	$33,914

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.35%	0.36%	1.36%	0.01%	0.01%	0.02%	0.83%
Commercial mortgage	0.29%	0.11%	0.00%	1.16%	0.00%	-0.01%	0.38%
Residential real estate loans	0.05%	-0.01%	0.11%	0.03%	0.06%	0.02%	0.02%
Residential real estate lines	0.01%	0.11%	0.01%	0.03%	-0.01%	-0.01%	0.05%
Consumer indirect	0.61%	0.65%	0.71%	0.60%	0.46%	0.69%	0.69%
Other consumer	4.88%	5.94%	5.30%	5.93%	3.51%	4.73%	6.00%
Total loans	0.37%	0.33%	0.48%	0.58%	0.16%	0.23%	0.51%

Supplemental information (1)
Non-performing loans:
Commercial business	$1,177	$912	$1,177	$2,884	$638	$594	$912
Commercial mortgage	3,146	1,586	3,146	2,867	6,836	909	1,586
Residential real estate loans	2,484	2,391	2,484	2,526	2,283	2,225	2,391
Residential real estate lines	102	255	102	182	282	252	255
Consumer indirect	1,725	1,989	1,725	1,326	1,399	1,822	1,989
Other consumer	6	8	6	3	25	2	8
Total non-performing loans	8,640	7,141	8,640	9,788	11,463	5,804	7,141
Foreclosed assets	468	230	468	91	37	41	230
Total non-performing assets	$9,108	$7,371	$9,108	$9,879	$11,500	$5,845	$7,371

Total non-performing loans to total loans	0.27%	0.23%	0.27%	0.31%	0.36%	0.19%	0.23%
Total non-performing assets to total assets	0.21%	0.17%	0.21%	0.23%	0.27%	0.14%	0.17%
Allowance for loan losses to total loans	0.95%	1.10%	0.95%	1.00%	1.09%	1.07%	1.10%
Allowance for loan losses to non-performing loans	353%	475%	353%	324%	300%	574%	475%

(1)	At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Year Ended		2019				2018
	December 31,		Fourth	Third	Second	First	Fourth
	2019	2018	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$4,384,178	$4,332,737	$4,313,945	$4,302,541	$4,311,698
Less: Goodwill and other intangible assets, net			74,923	75,225	75,534	75,850	76,173
Tangible assets			$4,309,255	$4,257,512	$4,238,411	$4,226,691	$4,235,525

Ending tangible common equity:
Common shareholders’ equity			$421,619	$415,289	$405,026	$390,925	$378,965
Less: Goodwill and other intangible assets, net			74,923	75,225	75,534	75,850	76,173
Tangible common equity			$346,696	$340,064	$329,492	$315,075	$302,792

Tangible common equity to tangible assets (1)			8.05%	7.99%	7.77%	7.45%	7.15%

Common shares outstanding			16,003	15,997	15,995	15,941	15,929
Tangible common book value per share (2)			$21.66	$21.26	$20.60	$19.77	$19.01

Average tangible assets:
Average assets	$4,285,825	$4,171,972	$4,299,342	$4,260,810	$4,300,254	$4,282,991	$4,268,809
Less: Average goodwill and other intangible assets, net	75,557	76,990	75,093	75,401	75,711	76,033	78,314
Average tangible assets	$4,210,268	$4,094,982	$4,224,249	$4,185,409	$4,224,543	$4,206,958	$4,190,495

Average tangible common equity:
Average common equity	$403,689	$371,023	$420,472	$412,073	$398,083	$383,630	$378,936
Less: Average goodwill and other intangible assets, net	75,557	76,990	75,093	75,401	75,711	76,033	78,314
Average tangible common equity	$328,132	$294,033	$345,379	$336,672	$322,372	$307,597	$300,622

Net income available to common shareholders	$47,401	$38,065	$12,742	$12,468	$11,035	$11,156	$7,126
Return on average tangible common equity (3)	14.45%	12.95%	14.64%	14.69%	13.73%	14.71%	9.40%

Pre-tax pre-provision income:
Net income	$48,862	$39,526	$13,107	$12,833	$11,401	$11,521	$7,491
Add: Income tax expense	10,559	10,006	312	4,281	2,939	3,027	2,199
Add: Provision for loan losses	8,044	8,934	2,653	1,844	2,354	1,193	3,884
Pre-tax pre-provision income	$67,465	$58,466	$16,072	$18,958	$16,694	$15,741	$13,574

(1)	Tangible common equity divided by tangible assets.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Net income available to common shareholders (annualized) divided by average tangible common equity.